Exhibit 5.1
175 West Jackson Blvd. Chicago, Illinois 60604

November 1, 2018

Enova International, Inc.

175 W. Jackson Boulevard

Chicago, Illinois 60604

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

I am providing this letter in my capacity as Senior Associate General Counsel of Enova International, Inc., a Delaware corporation (the “Company”), and not in my individual capacity, in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) covering the offering by the Company of up to 4,500,000 shares of common stock, par value $0.00001 per share, of the Company (the “Plan Shares”) pursuant to the Enova International, Inc. Second Amended and Restated 2014 Long-Term Incentive Plan (the “Plan”).

For purposes of this letter, I have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as in effect on the date hereof, the proceedings taken by the Company with respect to the authorization and adoption of the Plan and such documents, records, certificates, resolutions and other instruments deemed necessary as a basis for this opinion. With respect to the foregoing documents, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies.  For the purposes of this opinion, I have assumed that the Plan Shares that may be issued pursuant to the Plan will continue to be duly authorized on the dates of such issuance.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, I advise you that the Plan Shares are duly authorized and when (i) the Registration Statement related to the Plan Shares becomes effective under the Act and (ii) the Plan Shares have been duly issued pursuant to and in accordance with the terms and conditions of the Plan and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Plan Shares will be validly issued, fully paid and non-assessable.

My opinions expressed above are subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and the naming of myself in the Registration Statement.  In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ Christopher McVety

CHRISTOPHER MCVETY